Attachments/Exhibits

SUB-ITEM 77C:
Submission of matters to a vote of security holders

A special meeting of stockholders of the Registrant was held on July 14, 2015 (the Meeting). The Meeting was held to consider and act on the following proposals (each, a Proposal): 2(A) to approve the issuance of additional shares of common stock of the Registrant in connection with the transfer of all of the assets of Ares Multi-Strategy Credit Fund, Inc. (ARMF) to the Registrant in exchange for the assumption by the Registrant of the stated liabilities of ARMF and shares of common stock of the Registrant; 2(B) to approve a change to the Registrants Fundamental Investment Restriction number 5, relating to the Registrants making of loans; 2(C) to approve a change to the Registrants
Fundamental Investment Restriction number 6, relating to the Registrants concentration policy; and 2(D) to approve a change to the Registrants investment policy such that, under normal market conditions, at least 80% of its Managed Assets
(as defined in the Joint Proxy Statement/Prospectus filed with the U.S. Securities and Exchange Commission on June 11,
2015) will be invested in debt instruments, including (i) senior secured loans made primarily to companies whose debt is rated below investment grade, (ii) corporate bonds that are primarily high yield issues rated below investment grade, (iii) other fixed-income instruments of a similar nature that may be represented by derivatives, and (iv) debt securities issued by entities commonly referred to as collateralized loan obligations.

The number of shares outstanding on the record date (May 22, 2015), the number of shares represented at the Meeting, and the details of the voting with respect to each Proposal are given below. Each Proposal received the required number of affirmative votes for approval.

Shares Outstanding:	17,166,012
Shares Represented:	10,454,907.038

Proposal 2(A)
For:			10,005,174.380
Against:		377,926.152
Abstain:		71,806.506

Proposal 2(B)
For:			10,008,152.650
Against:		365,192.206
Abstain:		81,562.182

Proposal 2(C)
For:			9,992,773.764
Against:		364,467.388
Abstain:		97,665.886

Proposal 2(D)
For:			9,954,206.024
Against:		408,673.570
Abstain:		92,027.444